Exhibit 99.2

American Realty Capital
Retail Centers of America

American Realty Capital - Retail Centers of America, Inc.
Publicly Registered Non-Traded Real Estate Investment Trust

PORTFOLIO UPDATE


PETSMART


LOWE'S


BED BATH &
BEYOND




amc



In addition to completing our equity offering effective September 12, 2014, we are excited to announce that American Realty Capital - Retail Centers of America, Inc. ("RCA") has acquired approximately $905 million of high-quality, income-producing assets.

As the economy continues to recover, we believe demand for quality retail real estate over the next few years will only increase – providing us with abundant opportunities to create value for shareholders.

Portfolio *(As of June 30, 2015)*:

	Owned
Base Purchase Price[1]	$ 905 million
Properties	28
Avg. Remaining Lease Term (years)[2]	5.8

Concentration by Top 10 Tenants *(As of June 30, 2015)*:

Tenant	No. of Leases	Credit Rating[3]	Annualized Straight-Line Rent (in 000's)	Percentage	Square Feet	Percentage
Best Buy	7	BB	$3,510	4.6%	285,924	5.2%
AMC	2	B+	$2,856	3.7%	156,182	2.8%
Kohl's	4	BBB	$2,543	3.3%	355,865	6.4%
Lowe's	2	A-	$2,206	2.9%	283,689	5.1%
Michaels	9	B+	$2,195	2.9%	192,310	3.5%
Showplace ICON Theatre	1	NR	$2,116	2.8%	59,500	1.1%
PetSmart	7	B+	$2,043	2.7%	145,129	2.6%
Bed Bath & Beyond	8	A-	$2,016	2.6%	202,876	3.7%
Ross Dress For Less	6	A-	$1,879	2.5%	171,333	3.1%
Sports Authority	3	NR	$1,567	2.0%	145,714	2.6%
Top 10 Tenants	49		$22,931	30.0%	1,998,522	36.1%
Remaining Tenants	453		$53,508	70.0%	3,519,577	63.9%
Total Portfolio	502		$76,439	100.0%	5,518,099	100.0%

1 Contract purchase price, net of purchase price adjustments and dispositions, excluding acquisition related costs.
2 Remaining lease term as of June 30, 2015, calculated on a weighted-average basis.
3 S&P credit rating may reflect the credit rating of the parent company or a guarantor.

Portfolio by Credit Type (GLA) Portfolio by State (GLA) (as of June 30, 2015) (as of June 30, 2015) Local: 4% MI: 2% LA: 2% Regional: 5% SC: 4% KS: 4% MO: 4% TX: 15% IL: 5% OK: 13% KY: 7% National: 91% MN: 7% FL: 11% PA: 7% OH: 9% NC: 10% Our commitment to shareholders remains to acquire a diversified portfolio of assets that generate sustainable growth in cash flow from operations to pay monthly distributions; to preserve, protect and return investors’ capital; to realize growth in the value of our investments upon liquidity; and to be prudent, patient and deliberate – taking into account current retail real estate markets. Given RCA’s core strategy, experienced management team and service provider and current portfolio, we are confident that the company is well positioned to achieve these objectives. The statements in this update that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including those set forth in the Risk Factors section of RCA’s Annual Report on Form 10-K filed on April 15, 2015 and any subsequent Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCA undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.